EXHIBIT 99.1

January 29, 2008

Dow Reports Fourth Quarter and Full-Year Results

Record Quarterly Sales Reflect Broad-based Price and Volume Increases

2007 Earnings Among the Company’s Highest

Fourth Quarter 2007 Highlights

•                  Sales for the fourth quarter set a new Company record, rising 16 percent from the same period last year to $14.2 billion.

•                  Earnings for the quarter were $0.49 per share. Excluding certain items, earnings for the quarter were $0.84 per share. Earnings in the fourth quarter of 2006 were $1.00 per share.  Excluding certain items, earnings for that quarter were $0.98 per share (see supplemental table at the end of the release for a description of these items).

•                  Compared with the same quarter of 2006, price increased 12 percent, with gains in all operating segments and geographic areas.

•                  Volume was up 4 percent compared with the fourth quarter of last year, with improvements in all operating segments and in every geographic area outside of North America. Asia Pacific recorded volume gains of 10 percent, and Europe 6 percent.

•                  Purchased feedstock and energy costs climbed $1.7 billion compared with the fourth quarter of last year, the largest year-over-year increase in the Company’s history.

•                  Equity earnings increased 21 percent year-over-year, totaling $294 million for the quarter.

2007 Full-Year Highlights

•                  2007 sales increased 9 percent compared with 2006, setting a new record for the Company of $53.5 billion.

•                  Dow reported full-year earnings of $2.99 per share. Excluding certain items, earnings for the year were $3.76 per share. Earnings for 2006 were $3.82 per share. Excluding certain items, earnings for 2006 were $4.25 per share (see supplemental table at the end of the release for a description of these items).

•                  Equity earnings rose 17 percent compared with 2006, to $1.1 billion, exceeding $1 billion for the first time in the Company’s history.

Comment

Andrew N. Liveris, Dow’s chairman and chief executive officer, stated:

“This was a good quarter … a quarter in which our entire organization responded with speed and discipline to an unprecedented run-up in feedstock and energy costs, raising price to mitigate much of the $1.7 billion year over year increase. And our focus on price did not come at the expense of volume. Volume gains were reported in all operating segments, a testament to our price/volume management capabilities.”

	3 Months Ended Dec. 31		12 Months Ended Dec. 31
(In millions, except for per share amounts)	2007	2006	2007	2006
Net Sales	$14,227	$12,236	$53,513	$49,124
Net Income	$472	$975	$2,887	$3,724
Earnings per Common Share	$0.49	$1.00	$2.99	$3.82
Earnings per Common Share Excluding Certain Items	$0.84	$0.98	$3.76	$4.25

Review of Fourth Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $14.2 billion for the fourth quarter of 2007, 16 percent higher than in the same period last year, setting a new quarterly sales record.

Net income for the quarter was $472 million, reflecting the impact of net after-tax charges of $334 million related to restructuring activities and purchased in-process research and development related to recent acquisitions, partially offset by a reduction in the provision for income taxes related to a change in the legal ownership structure of EQUATE. This compares to net income of $975 million in the fourth quarter of 2006, which included a net gain of $21 million for certain items (see supplemental table at the end of the release for a description of these items). Dow reported earnings for the current quarter of $0.49 per share, including a $0.35 per share charge for the items referenced above.  This compares with earnings in the fourth quarter of 2006 of $1.00 per share, including a net benefit of $0.02 per share for the items referenced above.

Year over year, volume was up 4 percent, with all operating segments showing increases. Stronger demand in Europe, Asia Pacific, Latin America and India, Middle East and Africa (“IMEA”) more than offset continued softness in North America. Price was 12 percent higher than the fourth quarter of 2006, with increases in all operating segments. These price gains largely offset significant increases in purchased feedstock and energy costs, which were 31 percent higher than the same period last year.

Selling, Administrative and Research and Development (“SARD”) expenses increased 11 percent year over year, including the addition of SARD expenses in recently acquired Performance businesses. The increase also reflects a disciplined investment strategy to build markets, expand product offerings, and establish brands in several of Dow’s high value, market-facing businesses.

Equity earnings were $294 million, up 21 percent year over year including record quarterly contributions from EQUATE, MEGlobal and Compañía Mega.

“This was a good quarter … a quarter in which our entire organization responded with speed and discipline to an unprecedented run-up in feedstock and energy costs, raising price to mitigate much of the $1.7 billion year over year increase. And our focus on price did not come at the expense of volume,” said Andrew N. Liveris, Dow’s chairman and chief executive officer.

“Volume gains were reported in all operating segments, a testament to our price/volume management capabilities. Higher equity earnings, including strong contributions from companies with advantaged feedstocks, underscored the value of joint ventures in our overall strategy. With two-thirds of our sales outside of the United States, we were well placed to capture growth opportunities around the world.”

Performance Plastics

In the Performance Plastics segment, fourth quarter sales of $3.97 billion represented a 12 percent increase over the same period last year. Price and volume both increased 6 percent, with gains in every geographic area outside North America. Polyurethanes posted volume gains reflecting recent acquisitions in Europe and strong sales in Asia Pacific. Dow Epoxy reported strong demand globally for industrial coatings, but saw lower demand in North America for architectural coatings used in housing, and building and construction applications. Dow Automotive showed price and volume gains globally, driven by growth in foam applications as manufacturers responded to consumer demand for thicker and firmer seats. The Specialty Plastics and Elastomers business posted increases in price and volume, led by growth in Asia Pacific for polymers used in information technology equipment. Demand for telecommunications fiber optic cables in the Wire and Cable business increased as well. Fourth quarter EBIT(1) for the Performance Plastics segment was $158 million, including charges of $184 million for restructuring.  This compares with EBIT of $347 million in the fourth quarter of 2006, which included a charge of $85 million related to a loss contingency for a fine imposed by the European Commission associated with synthetic rubber industry matters.

Performance Chemicals

Sales in Performance Chemicals rose to $2.13 billion for the fourth quarter of 2007, an increase of  6 percent compared with $2.00 billion posted in the same period last year. Globally, price was up 4 percent while volume increased 2 percent. Price was up in all geographic areas and across all businesses. Volume was up in Europe, Latin America and IMEA. Designed Polymers showed price and volume gains globally, due in part to gains in the food, pharmaceutical and paint industries served by Dow Wolff Cellulosics. Demand for biocides used in oilfield applications was up as well, as oil extraction activities in North America and Latin America increased. In Specialty Chemicals, industry conditions for acrylic monomers remained very challenging, due to a rapid increase in propylene costs and lower demand, as customers drew down inventory levels. While earnings at Dow Corning remained strong, an extended outage at OPTIMAL unfavorably impacted equity earnings for the segment. Performance Chemicals reported EBIT of $124 million for the fourth quarter, which included restructuring charges of $85 million and a $2 million favorable adjustment to purchased in-process research and development.  In the same period last year, EBIT was $293 million, which included a restructuring charge of $1 million.

Agricultural Sciences

The Agricultural Sciences segment posted record fourth quarter sales of $864 million, 6 percent higher than the same period in 2006, reflecting both organic growth and growth from acquisitions.  Volume was up 2 percent and price up 4 percent, with price gains in all geographic areas and volume increases in Latin America, Asia Pacific and Europe. Seed sales increased substantially from the same period last year due to strong farm commodity prices, increasing demand for biofuels, higher 2007 farm incomes and grower confidence. Herbicide sales in Latin America grew significantly compared with the same period last year, while new products penoxsulam and aminopyralid continued to ramp-up.  Integration of new acquisitions Agromen, MTI and Duo Maize are progressing well. The business continued to make strategic investments to accelerate new product development and commercialization. Fourth quarter EBIT for Agricultural Sciences was a loss of $38 million, which included restructuring charges of $77 million.  This compares with EBIT of $38 million in the fourth quarter of 2006.

Basic Plastics

Basic Plastics sales rose 18 percent in the fourth quarter to $3.49 billion from $2.94 billion in the same period last year. Price increased 17 percent and volume increased 1 percent. Price was up in all geographic areas and across all polymer families. Polyethylene and Polypropylene posted double-digit price gains in Europe, IMEA, Latin America and North America. Volume in the segment was up in Asia Pacific, Europe and Latin America, more than offsetting a decline in North America.  Volume gains were achieved despite the sale of Polyethylene and Polypropylene assets in South Africa and the shut down of Polystyrene and Polyethylene capacity in Sarnia, Canada, in 2006.  Polyethylene reported growth in specialty packaging applications, while underlying demand for Polypropylene was down due to slowdowns in the housing and automotive sectors in North America. Polystyrene saw margin expansion in the quarter due to a moderation in benzene costs.  Disciplined price and volume management across the segment helped to overcome substantial increases in feedstock and energy costs. Equity earnings were down $11 million year over year due to lower earnings at Equipolymers and Siam Polyethylene, which offset very strong results at EQUATE.  EBIT for the Basic Plastics segment was $394 million, including restructuring charges of $88 million.  In the same period last year, EBIT was $461 million.

(1) Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

Basic Chemicals

Basic Chemicals sales for the quarter increased 24 percent year over year to $1.63 billion from $1.32 billion in 2006. The segment recorded a 5 percent gain in volume and a 19 percent gain in price. Double-digit price increases were realized in Europe, Latin America and North America driven by supporting industry fundamentals for ethylene glycol used in the manufacture of polyethylene terephthalate and polyester, and for caustic soda in the pulp and paper and alumina industries. In the Chlor-Vinyl business, weak demand for PVC in North America, combined with higher raw material costs, pressured margins for vinyl chloride monomer. The Ethylene Oxide/ Ethylene Glycol business had double-digit price increases as planned and unplanned industry outages drove price to record levels. Equity earnings in the Basic Chemicals segment increased to $135 million in the fourth quarter of 2007, up from $78 million in the year ago period. The increase reflects strong results at MEGlobal and EQUATE, which more than offset a decrease in equity earnings from OPTIMAL. The segment reported fourth quarter EBIT of $309 million, which included a restructuring charge of $7 million. This compares with EBIT of $194 million in the fourth quarter of 2006, which included a restructuring charge of $19 million.

Review of Results for 2007

Dow reported record annual sales of $53.5 billion in 2007, 9 percent higher than last year’s record of $49.1 billion. Price rose 7 percent, with increases in every operating segment and in all geographic areas. Volume was up 2 percent, with gains in all segments except Basic Chemicals, and in all geographic areas except North America and IMEA. The gains in price and volume helped to offset an increase for the year of $2.5 billion in purchased feedstock and energy costs.

Net income for the year was $2.9 billion, which included certain items with a net unfavorable impact of $735 million. This compares with net income for 2006 of $3.7 billion, which included a net unfavorable impact of $417 million from certain items during that year. Earnings per share were $2.99 in 2007 and $3.82 in 2006. Excluding certain items in both periods, earnings per share were $3.76 in 2007, down from $4.25 in 2006 (see supplemental table at the end of the release for a description of certain items).

The Company also posted record equity earnings of $1.1 billion, with strong contributions from Dow Corning, EQUATE, MEGlobal, and OPTIMAL.

Commenting on the Company’s outlook, Liveris said: “In 2007, we continued to face significant headwinds in purchased feedstock and energy costs, which increased to $24.6 billion for the full year … three times what we paid in 2002. However, despite these headwinds, 2007 was a strong year for the Company, as we recorded our third highest earnings ever.* For 2008, there is some uncertainty in the economic outlook for the United States. With two-thirds of our sales outside the United States, our global footprint will allow us to continue to capture growth in key regions of the world, such as Brazil, Eastern Europe/Russia, India, and China. In addition, as we continue to implement our strategy, our focus will be on financial discipline and price/volume management which, coupled with the strong performance of our joint ventures, is expected to bring another solid year of earnings for Dow.”

•                  Dow will host a live Webcast of its fourth quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

*Excluding certain items. See supplemental table at the end of the release for a description of these items.

About Dow

With annual sales of $54 billion and 46,000 employees worldwide, Dow is a diversified chemical company that combines the power of science and technology with the “Human Element” to constantly improve what is essential to human progress. The Company delivers a broad range of products and services to customers in around 160 countries, connecting chemistry and innovation with the principles of sustainability to help provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note: The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

Description of Certain Items Affecting Results

Fourth Quarters of 2007 and 2006

In December 2007, the Company’s Board of Directors approved a restructuring plan that includes the shut down of a number of assets and organizational changes within targeted support functions to enhance the efficiency and cost effectiveness of the Company’s global operations. As a result, the Company recorded restructuring charges totaling $590 million in the fourth quarter of 2007.  The charges included asset write-downs and write-offs of $422 million, costs associated with exit or disposal activities of $82 million and severance costs of $86 million. In addition, in the fourth quarter of 2007 the Company recorded an $8 million favorable adjustment to restructuring charges originally recorded in the third quarter of 2006. The net impact of the charges is shown as “Restructuring charges” in the consolidated statements of income. Also in the fourth quarter of 2007, the Company recorded a favorable $2 million adjustment to purchased in-process R&D, originally recorded in the third quarter of 2007 related to the acquisition of Wolff Walsrode. In December 2007, the Company changed the legal ownership structure of its 42.5% interest in EQUATE Petrochemical Company K.S.C. As a consequence, the Company recorded a $113 million reduction in the provision for income taxes in the fourth quarter of 2007.

In the fourth quarter of 2006, earnings were favorably impacted by a reduction in Union Carbide’s asbestos liability of $177 million. Earnings in the fourth quarter of 2006 were unfavorably impacted by the recognition of a loss contingency of $85 million for a fine imposed by the European Commission related to synthetic rubber industry matters (included in “Sundry income - net”), and an adjustment of $12 million to the third quarter 2006 “Restructuring charges” described below.

A table showing the impact of these items by operating segment is included with the Operating Segments tables.

The following table summarizes the impact of certain items recorded in the three-month periods ended December 31, 2007 and 2006, and previously described in this section:

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Restructuring charges	$(582)	$(12)	$(436)	$(7)	$(0.46)	$(0.01)
Purchased in-process research and development charges	2	—	(11)	—	(0.01)	—
Asbestos-related credit	—	177	—	112	—	0.12
Loss contingency related to EC fine	—	(85)	—	(84)	—	(0.09)
Change in EQUATE legal ownership structure	—	—	113	—	0.12	—
Total	$(580)	$80	$(334)	$21	$(0.35)	$0.02

(1)Impact on “Income before Income Taxes and Minority Interests”

(2)Impact on “Net Income Available for Common Stockholders”

(3)Impact on “Earnings per common share — diluted”

Years ended December 31, 2007 and 2006

In addition to the items described above for the fourth quarter of 2007, earnings for 2007 were unfavorably impacted by pretax charges totaling $59 million in the third quarter for purchased in-process research and development related to the acquisition of assets of Agromen, Exelixis, Duo Maize and Maize Technologies International and the acquisition of Wolff Walsrode, all in 2007. Earnings in 2007 were further impacted by a charge of $362 million against the provision for income taxes related to a change in German tax law enacted in August 2007, which reduced the German income tax rate, resulting in a reduction in the value of the Company’s net deferred tax assets in Germany.

In addition to the items described above for the fourth quarter of 2006, earnings for 2006 included pretax restructuring charges totaling $579 million in the third quarter associated with plans to shut down a number of assets around the world as part of the Company’s drive to improve the competitiveness of its global operations. The charges included asset write-downs and write-offs of $327 million, costs associated with exit or disposal activities of $171 million and severance costs of $81 million. The impact of these charges is shown as “Restructuring charges” and is reflected in the results of various segments.

A table showing the impact of these items by operating segment is included with the Operating Segments tables.

The following table summarizes the impact of certain items recorded in the twelve-month periods ended December 31, 2007 and 2006, and previously described in this section:

Certain Items Impacting Results	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
In millions, except per share amounts	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006
Restructuring charges	$(578)	$(591)	$(436)	$(445)	$(0.46)	$(0.46)
Purchased in-process research and development charges	(57)	—	(50)	—	(0.05)	—
Asbestos-related credit	—	177	—	112	—	0.12
Loss contingency related to EC fine	—	(85)	—	(84)	—	(0.09)
German tax law change	—	—	(362)	—	(0.38)	—
Change in EQUATE legal ownership structure	—	—	113	—	0.12	—
Total	$(635)	$(499)	$(735)	$(417)	$(0.77)	$(0.43)

(1) Impact on “Income before Income Taxes and Minority Interests”

(2) Impact on “Net Income Available for Common Stockholders”

(3) Impact on “Earnings per common share — diluted”

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions, except per share amounts (Unaudited)	2007	2006	2007	2006
Net Sales	$14,227	$12,236	$53,513	$49,124
Cost of sales	12,533	10,499	46,400	41,526
Research and development expenses	354	308	1,305	1,164
Selling, general and administrative expenses	493	453	1,864	1,663
Amortization of intangibles	21	13	72	50
Restructuring charges (Note B)	582	12	578	591
Purchased in-process research and development charges (credit) (Note C)	(2)	—	57	—
Asbestos-related credit (Note D)	—	177	—	177
Equity in earnings of nonconsolidated affiliates	294	242	1,122	959
Sundry income - net	62	50	324	137
Interest income	29	57	130	185
Interest expense and amortization of debt discount	161	154	584	616
Income before Income Taxes and Minority Interests	470	1,323	4,229	4,972
Provision (Credit) for income taxes (Note E)	(27)	324	1,244	1,155
Minority interests’ share in income	25	24	98	93
Net Income Available for Common Stockholders	$472	$975	$2,887	$3,724
Share Data
Earnings per common share - basic	$0.50	$1.02	$3.03	$3.87
Earnings per common share - diluted	$0.49	$1.00	$2.99	$3.82
Common stock dividends declared per share of common stock	$0.42	$0.375	$1.635	$1.50
Weighted-average common shares outstanding - basic	945.4	958.5	953.1	962.3
Weighted-average common shares outstanding - diluted	957.5	971.1	965.6	974.4
Depreciation	$520	$486	$1,959	$1,904
Capital Expenditures	$764	$657	$2,075	$1,775

Notes to the Consolidated Financial Statements:

Note A:       The unaudited consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered.  These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B:       In August 2006, Dow’s Board of Directors approved a plan to shut down a number of assets around the world as the Company continues its drive to improve the competitiveness of its global operations. As a result, the Company recorded restructuring charges totaling $591 million in 2006. The charges included asset write-downs and write-offs, severance costs, contract termination fees, costs for asbestos abatement and environmental remediation, and pension curtailment costs and termination benefits associated with Dow’s defined benefit plans.  In the fourth quarter of 2007, the Company recorded an $8 million favorable adjustment to the 2006 restructuring charges.

                                                In December 2007, Dow’s Board of Directors approved a restructuring plan that includes the shut down of a number of assets and organizational changes within targeted support functions to enhance the efficiency and cost effectiveness of the Company’s global operations. As a result, the Company recorded restructuring charges totaling $590 million in the fourth quarter of 2007.  The charges included asset write-downs and write-offs, severance costs, contract termination fees, and costs for environmental remediation.

Note C:      During the third quarter of 2007, pretax charges totaling $59 million were recorded for estimated values assigned to purchased in-process research and development. $50 million was related to recent acquisitions within the Agricultural Sciences segment; $9 million was related to the acquisition of Wolff Walsrode on June 30, 2007.  In the fourth quarter of 2007, the Company recorded a $2 million adjustment to the charges.

Note D:      In December 2006, Union Carbide reduced its asbestos-related liability $177 million based on a new study completed in the fourth quarter by Analysis, Research & Planning Corporation using historical claims data for Union Carbide and Amchem.

Note E:       In August 2007, a change in German tax law, which included a reduction in the German income tax rate, was enacted. As a result, the Company adjusted the value of its net deferred tax assets in Germany and recorded a charge of $362 million against the provision for income taxes in the third quarter of 2007.

                                                In December 2007, the Company changed the legal ownership structure of EQUATE Petrochemical Company K.S.C., a 42.5 percent joint venture, resulting in a $113 reduction of the provision for income taxes in the fourth quarter of 2007.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
In millions (Unaudited)	2007	2006
Assets
Current Assets
Cash and cash equivalents	$1,736	$2,757
Marketable securities and interest-bearing deposits	1	153
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2007: $118; 2006: $122)	5,944	4,988
Other	3,740	3,060
Inventories	6,885	6,058
Deferred income tax assets - current	348	193
Total current assets	18,654	17,209
Investments
Investment in nonconsolidated affiliates	3,089	2,735
Other investments	2,489	2,143
Noncurrent receivables	385	288
Total investments	5,963	5,166
Property
Property	47,708	44,381
Less accumulated depreciation	33,320	30,659
Net property	14,388	13,722
Other Assets
Goodwill	3,572	3,242
Other intangible assets (net of accumulated amortization - 2007: $721; 2006: $620)	781	457
Deferred income tax assets - noncurrent	2,126	4,006
Asbestos-related insurance receivables - noncurrent	696	725
Deferred charges and other assets	2,621	1,054
Total other assets	9,796	9,484
Total Assets	$48,801	$45,581

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$1,548	$219
Long-term debt due within one year	586	1,291
Accounts payable:
Trade	4,555	3,825
Other	1,981	1,849
Income taxes payable	728	569
Deferred income tax liabilities - current	117	251
Dividends payable	418	382
Accrued and other current liabilities	2,512	2,215
Total current liabilities	12,445	10,601
Long-Term Debt	7,581	8,036
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	854	999
Pension and other postretirement benefits - noncurrent	3,014	3,094
Asbestos-related liabilities - noncurrent	1,001	1,079
Other noncurrent obligations	3,103	3,342
Total other noncurrent liabilities	7,972	8,514
Minority Interest in Subsidiaries	414	365
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	902	830
Retained earnings	18,004	16,987
Accumulated other comprehensive loss	(170)	(2,235)
Treasury stock at cost	(1,800)	(970)
Net stockholders’ equity	19,389	17,065
Total Liabilities and Stockholders’ Equity	$48,801	$45,581
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries

Operating Segments

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2007	2006	2007	2006
Sales by operating segment
Performance Plastics	$3,968	$3,546	$15,116	$13,944
Performance Chemicals	2,126	1,999	8,351	7,867
Agricultural Sciences	864	814	3,779	3,399
Basic Plastics	3,488	2,944	12,878	11,833
Basic Chemicals	1,630	1,315	5,863	5,560
Hydrocarbons and Energy	2,042	1,562	7,105	6,205
Unallocated and Other	109	56	421	316
Total	$14,227	$12,236	$53,513	$49,124
EBIT(1) by operating segment
Performance Plastics	$158	$347	$1,390	$1,629
Performance Chemicals	124	293	949	1,242
Agricultural Sciences	(38)	38	467	415
Basic Plastics	394	461	2,006	2,022
Basic Chemicals	309	194	813	689
Hydrocarbons and Energy	(44)	—	(45)	—
Unallocated and Other	(301)	87	(897)	(594)
Total	$602	$1,420	$4,683	$5,403
Certain items (reducing) increasing EBIT by operating segment (2)
Performance Plastics	$(184)	$(85)	$(180)	$(327)
Performance Chemicals	(83)	(1)	(92)	(12)
Agricultural Sciences	(77)	—	(127)	—
Basic Plastics	(88)	—	(88)	(16)
Basic Chemicals	(7)	(19)	(7)	(184)
Hydrocarbons and Energy	(44)	—	(44)	—
Unallocated and Other	(97)	185	(97)	40
Total	$(580)	$80	$(635)	$(499)
Equity in earnings of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$13	$8	$68	$89
Performance Chemicals	83	93	382	368
Agricultural Sciences	3	—	4	1
Basic Plastics	35	46	176	173
Basic Chemicals	135	78	405	241
Hydrocarbons and Energy	25	17	87	85
Unallocated and Other	—	—	—	2
Total	$294	$242	$1,122	$959

(1)

The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes.  EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole.  A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2007	2006	2007	2006
EBIT	$602	$1,420	$4,683	$5,403
+ Interest income	29	57	130	185
- Interest expense and amortization of debt discount	161	154	584	616
- Provision for income taxes	(27)	324	1,244	1,155
- Minority interests’ share in income	25	24	98	93
Net Income Available for Common Stockholders	$472	$975	$2,887	$3,724

(2)	See Supplemental Information for a description of certain items affecting results in 2007 and 2006.

The Dow Chemical Company and Subsidiaries

Sales Volume and Price by Operating Segment

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2007			Dec. 31, 2007
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	6%	6%	12%	2%	6%	8%
Performance Chemicals	2%	4%	6%	2%	4%	6%
Agricultural Sciences	2%	4%	6%	9%	2%	11%
Basic Plastics	1%	17%	18%	1%	8%	9%
Basic Chemicals	5%	19%	24%	(1)%	6%	5%
Hydrocarbons and Energy	6%	25%	31%	3%	12%	15%
Total	4%	12%	16%	2%	7%	9%

Sales by Geographic Area

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
In millions (Unaudited)	2007	2006	2007	2006
Sales by geographic area(1)
North America	$5,224	$4,782	$20,498	$20,431
Europe	5,267	4,240	19,614	16,776
Asia Pacific	1,668	1,464	6,186	5,364
Latin America	1,599	1,372	5,745	5,058
India, Middle East and Africa	469	378	1,470	1,495
Total	$14,227	$12,236	$53,513	$49,124

(1)

Beginning with the earnings release for the second quarter of 2007, the Company is providing a more detailed breakdown of its sales by geographic area. Prior to the change, the geographic breakdown included sales to customers in the United States, Europe (which included the Middle East and Africa) and Rest of World (which included the Indian subcontinent). With the new breakdown, sales to customers in the Indian subcontinent, the Middle East and Africa are reported together on a separate line, and sales to customers in Europe for prior periods have been adjusted to reflect the realignment. North America includes sales to customers in the United States and Canada.

Sales Volume and Price by Geographic Area

	Three Months Ended			Twelve Months Ended
	Dec. 31, 2007			Dec. 31, 2007
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
North America	(2)%	11%	9%	(2)%	2%	0%
Europe	6%	18%	24%	5%	12%	17%
Asia Pacific	10%	4%	14%	8%	7%	15%
Latin America	5%	12%	17%	7%	7%	14%
India, Middle East and Africa	18%	6%	24%	(9)%	7%	(2)%
Total	4%	12%	16%	2%	7%	9%